SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Investment Managers Series Trust

(Name of Registrant as Specified in Its Charter)

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Braddock Multi-Strategy Income Fund

Class A Shares (BDKAX)

Class C Shares (BDKCX)

Class T Shares (BDKDX)

Institutional Shares (BDKNX)

A series of Investment Managers Series Trust (the “Trust”)

Supplement dated September 15, 2022, to the

Prospectus and Statement of Additional Information (“SAI”) each dated May 1, 2022 and Summary Prospectus dated May 2, 2022.

Notice of Sub-Advisor Change

Liberty Street Advisors, Inc. (“Liberty Street”), the advisor to the Braddock Multi-Strategy Income Fund (the “Fund”), and Braddock Financial LLC (“Braddock”), the current sub-advisor to the Fund, have mutually agreed to seek approval for a new sub-advisor to replace Braddock. At a special meeting held on August 18, 2022, the Board of Trustees of the Trust (the “Board”), considered and approved a new investment sub-advisory agreement between Liberty Street and Bramshill Investments, LLC (“Bramshill”) (the “New Sub-Advisory Agreement”), with respect to the Fund, pursuant to which Bramshill would become the investment sub-advisor for the Fund, subject to the oversight of Liberty Street. Shareholders will be asked to approve the New Sub-Advisory Agreement. The current sub-advisory agreement between Liberty Street and Braddock will terminate and the New Sub-Advisory Agreement will become effective upon shareholder approval of the New Sub-Advisory Agreement.

There will be no change in the Fund’s investment objective in connection with the change in sub-advisor, and no change in the management fee to the Fund. Under the New Sub-Advisory Agreement, Bramshill will receive the same compensation Braddock currently receives with respect to the Fund under the current sub-advisory agreement. Similar to the current arrangement, Bramshill’s sub-advisory fee will be paid by Liberty Street and not the Fund. The name of the Fund will change to Bramshill Multi-Strategy Income Fund.

Application for “Manager of Managers” Exemptive Relief

In addition, the Board approved the filing by the Trust of an application to the Securities and Exchange Commission (“SEC”) for a “manager of managers” exemptive order on behalf of the Fund. The order, if granted, would allow Liberty Street and the Board to replace sub-advisor(s) of the Fund without the cost and time associated with a shareholder meeting. Shareholders will be asked to approve the use of a “manager of managers” arrangement with respect to the Fund, contingent upon the Trust’s receipt of the requested exemptive relief.

Notice of Shareholder Meeting

The Board approved the submission of these proposals to the Fund’s shareholders as of record date September 7, 2022 for approval with respect to the Fund. A special meeting of Fund shareholders will be held on November 4, 2022, to consider and vote on the proposals. Proxy materials will be sent to Fund shareholders with more information about the shareholder meeting and each proposal.

Please read the Proxy Statement when it is available because it contains important information. You can obtain free copies of the Fund’s Proxy Statement, Prospectus and Statement of Additional Information, as well as the Fund’s Annual Report, by calling 1-800-207-7108, by writing to the Liberty Street Funds, P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, or by visiting www.libertystreetfunds.com. The Fund’s Proxy Statement will also be available at the SEC website at www.sec.gov.

Please file this Supplement with your records.